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                                                                   Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement no. 333-61318 of Sonic Solutions on Form S-3 of our report dated July 24, 2000 relating to the March 31, 1999 and 2000 financial statements of the DVD Software Development Business of Daikin Industries, Ltd. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's ability to continue as a going concern), and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
August 8, 2001